   As filed with the Securities and Exchange Commission on November 2, 2001
                                                        Registration No. 333-[ ]
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                               HOMESTORE.COM, INC.
             (Exact name of Registrant as Specified in Its Charter)

          Delaware                                            95-4438337
(State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                        Identification Number)

                            30700 Russell Ranch Road
                       Westlake Village, California 91362
                                 (805) 557-2300
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                          ----------------------------

                                Stuart H. Wolff
                Chairman of the Board and Chief Executive Officer
                               Homestore.com, Inc.
                            30700 Russell Ranch Road
                       Westlake Village, California 91362
                                 (805) 557-2300
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                          ----------------------------

                                   Copies to:
                              C. Kevin Kelso, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306
                                 (650) 494-0600
                         Counsel to Homestore.com, Inc.

                          ----------------------------

                             Jeffrey M. Stein, Esq.
                                King & Spaulding
                              191 Peachtree Street
                             Atlanta, Georgia 30303
                                 (404) 572-4600
                         Counsel to Budget Group, Inc.

                          ----------------------------

    Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         Calculation Of Registration Fee

CAPTION>

-------------------------------------------------------------------------------------------------------------------------
  Title of Shares to be      Amount to be      Proposed Maximum Offering    Proposed Maximum Aggregate      Amount of
        Registered             Registered           Price per Share               Offering Price         Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par
value per share              4,804,560(1)             $5.03(2)                   $24,166,937(2)              $6,042
-------------------------------------------------------------------------------------------------------------------------

(1) Represents shares issued to Budget Group, Inc., a Delaware corporation, pursuant to an Amendment to Marketing Agreement, dated as of October 22, 2001.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low prices of the Registrant's common stock as reported by the Nasdaq National Market on November 1, 2001.

     Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS  (SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2001)



                             [LOGO OF HOMESTORE.COM]

                               Homestore.com, Inc.

          4,804,560 shares of common stock, par value $0.001 per share


                           ---------------------------

     Our common stock is listed on the Nasdaq National Market under the symbol "HOMS." On November 1, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $4.99 per share.

                           ---------------------------

        With this prospectus, Budget Group, Inc., including its transferees, donees, pledgee or successors, may offer, sell or distribute shares of our common stock that it acquired in connection with the Amendment to Marketing Agreement that we entered into with Budget Group, Inc., dated as of October 22, 2001.

                           ---------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS AND IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                               November 2, 2001

                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----
         Forward-Looking Statements.............................  1
         Risk Factors...........................................  2
         Use of Proceeds........................................  15
         Selling Stockholders...................................  15
         Plan of Distribution...................................  15
         Legal Matters..........................................  17
         Experts................................................  17
         Where You Can Find Additional Information..............  17
         Incorporation of Documents by Reference................  17

     Unless the context otherwise requires, the terms "we," "our" and Homestore.com refer to Homestore.com, Inc., a Delaware corporation, and its subsidiaries.

     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, or in the case of documents incorporated by reference, as of the date of that document.

     Homestore.com(TM), REALTOR.com(TM), HomeBuilder.com(TM), Remodel.com(TM), and Homefair.com(TM), are our trademarks or are exclusively licensed to us. This prospectus contains trademarks of other companies and organizations. "REALTOR(R)" is a registered collective membership mark which may be used only by real estate professionals who are members of the National Association of REALTORS(R), or the NAR, and subscribe to its code of ethics.

     Our principal executive offices are located at 30700 Russell Ranch Road, Westlake Village, California 91362, and our telephone number is (805) 557-2300.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates," and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in the "Risk Factors" sections in the documents that we file with the Securities and Exchange Commission and that are incorporated by reference into this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     The following risk factors may affect our future results. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.

Risks Related to our Business:

     Our agreement with the National Association of REALTORS(R) could be terminated by it.

     The REALTOR.com(R) trademark and web site address and the REALTOR(R) trademark are owned by the NAR. The NAR licenses these trademarks to our subsidiary RealSelect under a license agreement, and RealSelect operates the REALTOR.com(R) web site under an operating agreement with the NAR. Although the REALTOR.com(R) operating agreement is a lifetime agreement, the NAR may terminate it for a variety of reasons. These include:

          .    the acquisition of Homestore.com or RealSelect;

          . a substantial decrease in the number of property listings on our REALTOR.com(R) site; and

          . a breach of any of our other obligations under the agreement that we do not cure within 30 days of being notified by the NAR of the breach.

     Absent a breach by the NAR, the agreement does not contain provisions that allow us to terminate.

     Our agreement with the NAR contains a number of provisions that could restrict our operations.

     Our operating agreement with the NAR contains a number of provisions that restrict how we operate our business. These restrictions include:

          . we must make quarterly royalty payments of up to 15% of RealSelect's operating revenues in the aggregate to the NAR and the entities that provide us the information for our real property listings, which we refer to as our data content providers;

          . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the REALTOR.com(R) web site;

          . the NAR has the right to approve how we use its trademarks, and we must comply with its quality standards for the use of these marks;

          . we must meet performance standards relating to the availability time of the REALTOR.com(R) web site;

          . the NAR has the right to review, approve and request changes to the content on the pages of our REALTOR.com(R) web site; and

          . we may be restricted in our ability to create additional web sites or pursue other lines of business that engage in displaying real property advertisements in electronic form by the terms of our agreements with the NAR. In addition, our operating agreement with the NAR contains restrictions on how we can operate the REALTOR.com(R) web site. For instance, we can only enter into agreements with entities that provide us with real estate listings, such as MLSs, on terms approved by the NAR.

     In addition, the NAR can require us to include on REALTOR.com(R) real estate related content it has developed. See "Certain Relationships and Related Transactions--Operating Agreement with the National Association of REALTORS(R)" included in our Form 10-K for the year ended December 31, 2000.

     If our operating agreement for REALTOR.com(R) terminates, the NAR would be able to operate the REALTOR.com(R) web site.

     If our operating agreement terminates, we must transfer a copy of the software that operates the REALTOR.com(R) web site and assign our agreements with data content providers, such as real estate brokers and MLSs, to the NAR. The NAR would then be able to operate the REALTOR.com(R) web site itself or with a third party. Many of these data content agreements are exclusive, and we could be prevented from obtaining and using listing data from the providers covered by these transferred agreements until the exclusivity periods lapse.

     We are subject to noncompetition provisions with the NAR which could adversely affect our business.

     We obtained the consent of the NAR prior to our acquisition of SpringStreet, which became a part of Homestore Apartments and Rentals, Inc., or HSAR, and operation of the HomeBuilder.com web sites. In the future, if we were to acquire or develop another service which provides real estate listings on an Internet site or through other electronic means, we may need to obtain the prior consent of the NAR. Any future consents from the NAR, if obtained, could be conditioned on our agreeing to operational conditions for the new web site or service. These conditions could include paying fees to the NAR, limiting the types of content or listings on the web sites or service or other terms and conditions. Our business could be adversely affected if we do not obtain consents from the NAR, or if a consent we obtain contains restrictive conditions. These noncompetition provisions and any required consents, if accepted by us at our discretion, could have the effect of restricting the lines of business we may pursue.

     Our agreement with the National Association of Home Builders contains provisions that could restrict our operations.

     Our operating agreement with the NAHB includes a number of restrictions on how we operate our HomeBuilder.com web site:

          . if the NAR terminates our REALTOR.com(R) operating agreement, for the next six months the NAHB can terminate this agreement with three months' prior notice;

          . we are restricted in the type and subject matter of advertisements on the pages of our HomeBuilder.com web site that contain new home listings; and

          . the NAHB has the right to approve how we use its trademarks and we must comply with its quality standards for the use of its marks.

     Our HSAR web site is subject to a number of restrictions on how it may be operated.

     In agreeing to our acquisition of SpringStreet Inc., now a part of HSAR, the NAR imposed a number of important restrictions on how we can operate the web sites. These include:

          . if the consent terminates for any reason, we will have to transfer to the NAR all data and content, such as listings, on the rental site that were provided by real estate professionals who are members of the NAR, known as REALTORS(R);

          . listings for rental units in smaller non-apartment properties generally must be received from a REALTOR(R) or REALTOR(R)-controlled MLSs in order to be listed on the web site;

          . if the consent is terminated, we could be required to operate our rental properties web site at a different web address;

         . if the consent terminates for any reason, other than as a result of a breach by the NAR, the NAR will be permitted to use a REALTOR(R)-branded web address, resulting in increased competition;

         . without the consent of the NAR, prior to the time we are using a REALTOR(R)-branded web address, we cannot provide a link on the HSAR web site linking to the REALTOR.com(R) web site and vice versa;

         . we cannot list properties for sale on the rental web site for the duration of our REALTOR.com(R) operating agreement and for an additional two years;

         . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the rental web site;

         . we must make royalty payments based on the operating revenues of the rental site to the NAR and our data content providers at the same rates as under our REALTOR.com(R) operating agreement, except that the amount payable to data content providers in the aggregate will be proportionately based on the percentage of the total content on the site supplied by them; and

         . we must offer REALTORS(R) preferred pricing for home pages or enhanced advertising on the rental web site.

         The NAR could revoke its consent to our operating HSAR

         The NAR can revoke its consent to our operating the HSAR web site for reasons which include:

         .  the acquisition of Homestore.com or RealSelect;

         . a substantial decrease in property listings on our REALTOR.com(R) web site; and

         . a breach of any of our obligations under the consent or the REALTOR.com(R) operating agreement that we do not cure within 30 days of being notified by the NAR of the breach.

         The NAR has significant influence over aspects of RealSelect's corporate governance and has a representative on our board.

         Board representatives. The NAR is entitled to have one representative as a member of our board of directors and two representatives as members of RealSelect's board of directors.

         Approval rights. RealSelect's certificate of incorporation contains a limited corporate purpose, which purpose is the operation of the REALTOR.com(R) web site and real property advertising programming for electronic display and related businesses. Without the consent of six-sevenths of the members of the RealSelect board of directors, which would have to include at least one NAR appointed director, this limited purpose provision cannot be amended.

         RealSelect's bylaws also contain protective provisions which could restrict portions of its operations or require us to incur additional expenses. If the RealSelect board of directors cannot agree on an annual operating budget for RealSelect, it would use as its operating budget that from the prior year, adjusted for inflation. Any expenditures in excess of that budget would have to be funded by Homestore.com. In addition, if RealSelect desired to incur debt or invest in assets in excess of $2.5 million without the approval of a majority of its board, including a NAR representative, we would need to fund those expenditures.

         RealSelect cannot take the following actions without the consent of at least one of the NAR's representatives on its board of directors:


         .  amend its certificate of incorporation or bylaws;

         .  pledge its assets;

         . approve transactions with affiliates, stockholders or employees in excess of $100,000;

         .  change its executive officers;

         .  declare dividends or make other distributions to its stockholders;

         . establish, or appoint any members to, a committee of its board of directors; or

         .  issue or redeem any of its equity securities.

         We have a history of net losses and expect net losses for the foreseeable future.

         We have experienced net losses in each quarterly and annual period since 1993, and we incurred operating losses of $245.8 million and $81.0 million for the nine months ended September 30, 2001 and 2000, respectively. As of September 30, 2001, we had an accumulated deficit of $516.7 million, and we may continue to incur additional net losses. The size of these net losses will depend, in part, on the rate of growth in our revenues from broker, agent, home builder and rental property owners, web hosting fees, advertising sales and sales of other products and services. The size of our future net losses will also be impacted by non-cash stock-based charges relating to deferred compensation, stock and warrant issuances, and amortization of intangible assets. As of September 30, 2001, we had approximately $1,177.2 million of deferred stock-based charges and intangible assets to be amortized. In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 142. Upon adoption of SFAS No. 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease. In connection with the adoption of SFAS No. 142, we will be required to perform a transitional goodwill impairment assessment, which could result in future charges relating to write-downs.

         It is critical to our success that we continue to devote financial, sales and management resources to developing brand awareness for our web sites as well as for any other products and services we may add. To accomplish this, we will continue to develop our content and expand our marketing and promotion activities, direct sales force and other services. As a result, we expect that our operating expenses will increase significantly during the next several years. With increased expenses, we will need to generate significant additional revenues to achieve net income. As a result, we may never achieve or sustain net income, and, if we do achieve net income in any period, we may not be able to sustain or increase net income on a quarterly or annual basis.

         We must continue to obtain listings from real estate agents, brokers, home builders, Multiple Listing Services and property owners.

         We believe that our success depends in large part on the number of real estate listings received from agents, brokers, home builders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents to display property listings have fixed terms, typically 12 to 36 months. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us on an exclusive basis or at all and may choose to provide this information to one or more of our competitors instead. We have expended significant amounts to secure both our exclusive and non-exclusive agreements for listings of real estate for sale and may be required to spend additional large amounts or offer other incentives in order to renew these agreements. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our family of web sites could become less attractive to other real estate industry participants or consumers.

         We must dedicate significant resources to market our subscription products and services to real estate professionals.

         Because the annual fee for services sold to real estate professionals is relatively low, we depend on obtaining sales from a large number of these customers. It is difficult to reach and enroll new subscribers cost-effectively. A large portion of our sales force targets real estate professionals who are widely distributed across the United States. This results in relatively high fixed costs associated with our sales activities. In addition, our sales personnel generally cannot efficiently contact real estate professionals on an individual basis and instead must rely on sales presentations to groups of agents and/or brokers. Real estate agents are generally independent contractors rather than employees of brokers. Therefore, even if a broker uses our subscription products and services, its affiliated agents are not required to use them.

         It is important to our success that we support our real estate professional customers.

         Since many real estate professionals are not sophisticated computer users and often spend limited amounts of time in their offices, it is important that these customers find that our products and services significantly enhance their productivity and are easy to use. To meet these needs, we provide customer training and have developed a customer support organization that seeks to respond to customer inquiries as quickly as possible. If our real estate professional customer base grows, we may need to expand our support organization further to maintain satisfactory customer support levels. If we need to enlarge our support organization, we would incur higher overhead costs. If we do not maintain adequate support levels, these customers could choose to discontinue using our service.

         Our quarterly financial results are subject to significant fluctuations.

         Our results of operations could vary significantly from quarter to quarter. In the near term, we expect to be substantially dependent on sales of our subscription and advertising products and services. We also expect to incur significant sales and marketing expenses to promote our brand and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of persons purchasing subscription and advertising products and services as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to the shortfall.

         Other factors that could affect our quarterly operating results include those described below:

         . the amount of advertising sold on our family of web sites, the timing of payments for this advertising and whether these advertisements are sold by us directly or on our behalf by America Online or other third parties;

         . the level of renewals for our subscription products and services by real estate agents, brokers and rental property owners and managers;

         . the amount and timing of our operating expenses and capital expenditures;

         . the amount and timing of non-cash stock-based charges, such as charges related to deferred compensation or warrants issued to real estate industry participants; and

         . costs and charges related to acquisitions of businesses or technologies.

         Our success will depend on our ability to manage growth.

         Despite our recently announced reduction in force and the recent downturn in general economic conditions, we have rapidly and significantly expanded our operations since inception, and expect to continue to expand our operations in the future. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial and other resources. For example, we have grown to approximately 3,000 employees from approximately 2,000 employees on December 31, 2000.

         We depend on distribution agreements with a number of Internet portals and search engine web sites to generate traffic on our family of web sites.

         We believe that a substantial portion of our consumer traffic comes from Internet portals and search engine web sites, including the AOL network of properties. On some of these sites we are featured as the exclusive provider of home listings. To secure both exclusive and non-exclusive distribution relationships, we often pay significant fees. However, we may not experience sustained increases in user traffic from these distribution relationships.

         There is intense competition for placement on Internet portals. Our distribution agreements have terms ranging from two to five years. When they expire, we may be unable to renew our existing agreements or enter into replacement agreements. If any of these agreements terminates without our renewing it, we could experience a decline in the number of our users and our competitive position could be significantly weakened. Even if we renew our agreements or enter into agreements with new providers, we may be required to pay significant fees to do so and may be unable to retain any exclusivity that we may have enjoyed under these agreements.

         Our family of web sites may not achieve the brand awareness necessary to succeed.

         In an effort to obtain additional consumer traffic, increase usage by the real estate community and increase brand awareness, we intend to continue to pursue an aggressive online and off-line brand enhancement strategy. These efforts will involve significant expense. If our brand enhancement strategy is unsuccessful, we may fail to attract new or retain existing consumers or real estate professionals, which would have a material adverse impact on our revenues.

         The market for web-based subscription and advertising products and services relating to real estate is intensely competitive.

         Our main existing and potential competitors include web sites offering real estate related content and services as well as general purpose online services, and traditional media such as newspapers, magazines and television that may compete for advertising dollars.

         The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.


         Our future success depends largely on our ability to attract, retain and motivate key personnel.

         Our future success depends on our ability to attract, retain and motivate highly skilled technical, managerial and sales personnel. In spite of the economic slowdown, competition for experienced management and key personnel is intense, particularly in the market segments in which we compete. Volatility or lack of positive performance in our stock price may also adversely affect our ability to retain key employees, all of whom have been granted stock options. Due to the decline in the trading price of our common stock, a substantial portion of the stock options held by our employees have an exercise price that is higher than the current trading price of our common stock, and therefore these stock options may not be effective in helping us to retain valuable employees.

         Also, we have recently executed workforce reductions and have announced that we are restructuring our business operations into two primary business units. As a result, we will need to opertate with fewer employees and existing employees may have to perform new tasks. These factors may create concern about job security among existing employees that could lead to increased turnover. We may have difficulties in retaining and attracting employees. Employee turnover may result in a loss of knowledge about our customers, our operations and our internal systems, which could materially harm our business. If any of these employees leave, we may not be able to replace them with employees possessing comparable skills. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. The loss of services of any of our key personnel, excessive turnover of our work force, the inability to retain and attract qualified personnel in the future or delays in hiring required personnel may have a material adverse effect on our business, operating results or financial condition.

         We need to continue to develop our content and our product and service offerings.

         To remain competitive, we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our family of web sites. These efforts may require us to develop internally or to license increasingly complex technologies. In addition, many companies are continually introducing new Internet-related products, services and technologies, which will require us to update or modify our technology. Developing and integrating new products, services or technologies into our family of web sites could be expensive and time consuming. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users. Furthermore, we may not succeed in incorporating new Internet technologies, or in order to do so, we may incur substantial expenses.

         We may experience difficulty in integrating our recent acquisitions and our acquisition strategy may fail.

         We have made a number of recent acquisitions, including Internet Pictures Corporation and Computers for Tracts, Inc. in January 2001, the Move.com Group, Homebid.com, Inc. and HomeWrite, Inc. in February 2001 and HomeStyles in May 2001 and iPlace in August 2001. We may pursue additional acquisition opportunities in the future. We may not be able to identify suitable acquisition candidates, or if we do, we may not be able to enter into agreements with these companies on favorable terms. In addition, our prior and proposed acquisitions, as well as any future acquisitions, may result in our not achieving the desired benefits of the transaction. Risks related to our acquisitions include:

         . difficulties in assimilating the operations of the acquired businesses;

         .  potential disruption of our existing businesses;

         .  the potential need to obtain the consent of the NAR;

         .  assumption of unknown liabilities and litigation;

         . our inability to integrate, train, retain and motivate personnel of the acquired businesses;

         .  diversion of our management from our day-to-day operations;

         . our inability to incorporate acquired products, services and technologies successfully into our family of web sites;

         . potential impairment of relationships with our employees, customers and strategic partners; and

         . inability to maintain uniform standards, controls, procedures and policies.

         Our inability to successfully address any of these risks could materially harm our business.

         Future acquisitions could result in dilutive issuances of stock and the need for additional financing.

         We have typically paid for our acquisitions with cash and or by issuing shares of our capital stock, as we did for the Move.com Group acquisition. In the future, we may effect other large or small acquisitions by using stock, and this will dilute our stockholders. We could also use cash or incur additional debt to pay for future acquisitions. Acquisition financing may not be available on favorable terms or at all.

         Our business is dependent on our key personnel.

         Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Stuart
H. Wolff, Ph.D., our chairman and Chief Executive Officer. The loss of the services of Dr. Wolff or other key employees would likely have a significant detrimental effect on our business.

         We have no employment agreements that prevent any of our key personnel from terminating their employment at any time. Although we have obtained "key-person" life insurance for Mr. Wolff, we believe this coverage will not be sufficient to compensate us for the loss of his services.

         We rely on intellectual property and proprietary rights.

         We regard substantial elements of our family of web sites and underlying technology as proprietary. Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization or develop similar technology independently. Although we have one patent, we may not achieve the desired protection from, and third parties may design around, this patent or any other patent that we may obtain in the future. In addition, in any litigation or proceeding involving our patent, or any other patent that we may obtain in the future, the patent may be determined invalid or unenforceable. Any legal action that we may bring to protect our proprietary information could be expensive and distract management from day-to-day operations.

         Other companies may own, obtain or claim trademarks that could prevent or limit or interfere with use of the trademarks we use. The REALTOR.com(R) web site address, or domain name, and trademark and the REALTOR(R) trademark are important to our business and are licensed to us by the NAR. If we were to lose the REALTOR.com(R) domain name or the use of these trademarks, our business would be harmed and we would need to devote substantial resources towards developing an independent brand identity.

         Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights.

         We may not be able to protect the web site addresses that are important to our business.

         Our web site addresses, or domain names, are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

         We could be subject to litigation with respect to our intellectual property rights.

         Other companies may own or obtain patents or other intellectual property rights that could prevent or limit or interfere with our ability to provide our products and services. Companies in the Internet market are increasingly making claims alleging infringement of their intellectual property rights. For example, in December 1997, we received a letter claiming that our map technology infringes patents held by another person. We believe this person may have instituted legal proceedings against two of our competitors. We have received no further correspondence with respect to this issue and, after discussions with our patent counsel, we do not believe any of our technology infringes these patents. However, we could incur substantial costs to defend against these or any other claims or litigation. If a claim were successful, we could be required to obtain a license from the holder of the intellectual property or redesign our advertising products and services.

         Our agreement with the International Consortium of Real Estate Associations may expose us to higher costs and greater risks.

         We recently entered into an agreement with the International Consortium of Real Estate Associations. This consortium, formed in May 2001, consists of approximately 24 real estate associations worldwide and was created to provide consumers with a single Internet-based source for real property around the world. Pursuant to that agreement, we agreed to operate the consortium's website and have been endorsed as the exclusive provider of certain products and services to real estate agents in the countries in which members of the consortium have operations. As we expand our service and product offerings to the consortium's member associations, our exposure to currency exchange rate fluctuations will increase. In addition, we may be subject to the following risks:


         . increased financial accounting and reporting burdens and complexities;

         .  potentially adverse tax consequences;

         .  compliance with a wide variety of complex foreign laws and treaties;

         . reduced protection for intellectual property rights in some countries;

         .  licenses, tariffs and other trade barriers; and

         . disruption from political and economic instability in the countries in which the consortium member associations are located.

         These factors may interrupt or otherwise adversely affect our ability to expand our International operations and may impose additional costs upon us.

These factors may interrupt our ability to conduct business and impose additional costs upon us.

         Depending on the market performance of our common stock, we may be required to use a significant amount of our cash under our AOL agreement, and the term of the agreement may be shortened.

         In April 2000, we entered into a five-year marketing and distribution agreement with AOL. As part of this agreement, we paid AOL $20.0 million in cash and issued to AOL approximately 3.9 million shares of our common stock. In the agreement, we have guaranteed that the 30-day average closing price per share of our common stock will be:

         . $65.64 per share with respect to 60% of AOL's shares on July 31, 2003;

         . $68.50 per share with respect to 20% of AOL's shares on July 31, 2004; and

         . $68.50 per share with respect to the remaining 20% of AOL's shares on July 31, 2005.

This guarantee only applies to shares that continue to be held by AOL at the applicable date.

         If there is a shortfall between the guaranteed price and the 30-day average closing price per share on the applicable date, we would have to make cash payments to AOL. The aggregate amount of cash payments we would be required to make in performing under this agreement is limited to $90.0 million. To the extent that the aggregate shortfall exceeds $90.0 million over the course of the agreement, AOL can shorten the term of the agreement. We have placed $90.0 million in restricted cash on our balance sheet, which represents a letter of credit in favor of AOL for this obligation. If we are obligated to pay AOL less than $40.0 million at the first guarantee date of July 31, 2003, then we will have the right to reduce the restricted cash to $50.0 million, which will then represent our maximum aggregate cash payment we would make in performing under the agreement after July 31, 2003.

         Our current organizational realignment and cost reduction plan may not meet objectives and could adversely affect our results of operations and financial position

         On October 25, 2001, the Company announced an organizational realignment and cost reduction plan to focus the Company more tightly on its core customer segments and to allow for increased operational efficiencies. This restructuring plan included a reduction in workforce of up to 700 employees or about 20% of our workforce and established two primary operating groups. If we do not meet our restructuring objectives or if the economic slowdown continues, we may have to implement additional plans for restructuring in order to reduce our operating costs. Developing and implementing restructuring plans is time consuming and could divert management attention, which could have an adverse effect on our financial results.

Real Estate Industry Risks:

         Our business is dependent on the strength of the real estate industry, which is both cyclical and seasonal.

         The real estate industry traditionally has been cyclical. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our family of web sites and our subscription and advertising products and services. In addition, reduced traffic on our family of web sites would likely cause our subscription and advertising revenues to decline, which would materially and adversely affect our business.

         We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history under our current business model, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

         We may particularly be affected by general economic conditions.

         Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The majority of our revenue has been and is expected to continue to be, derived from customers in the United States. Recent economic indicators, including growth in gross domestic product, reflect a decline in economic activity in the United States from prior periods. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

         .  perceived and actual economic conditions;

               . interest rates;

               . taxation policies;

               . availability of credit;

               . employment levels; and

               . wage and salary levels.

         In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

         We have risks associated with changing legislation in the real estate industry.

         Real estate is a heavily regulated industry in the U.S., including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future which could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For instance, we are limited in the criteria upon which we may base searches of our real estate listings such as age or race. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. For instance, HSAR was required to qualify and register as a real estate agent/broker in the State of California. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

Internet Industry Risks:

         We depend on increased use of the Internet to expand our real estate related advertising products and services.

         If the Internet fails to become a viable marketplace for real estate content and information, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information.

         In addition to selling subscription products and services to real estate professionals, we depend on selling other types of advertisements on our family of web sites.

         We have experienced a deterioration in the demand for our advertising services due to the slowdown in the U.S. economy, decreased corporate spending and concerns about the effectiveness of Internet advertising. Our ability to generate advertising revenues from selling banner advertising and sponsorships on our web sites will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our family of web sites and our ability to achieve and demonstrate user demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of web advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to web pages, could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry, including real estate professionals, have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet. If the demand for Internet advertising remains sluggish due to a weakU.S. economy, our revenue and operating results could be materially harmed.

         Government regulations and legal uncertainties could affect the growth of the Internet.

         A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business.

         Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

         Taxation of Internet transactions could slow the use of the Internet.

         In 1998, Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on Internet based transaction, unless such tax was already imposed prior to October 1, 1998, and on discriminatory taxes on e-commerce. Legislation extending the moratorium, which ended October 21, 2001, has not yet been enacted. If Congress chooses not to renew this legislation, U.S. state and local governments would be free to impose new taxes on electronically purchased goods. Although proposed legislation extending the moratorium is currently under consideration by Congress, it is not clear whether or when any such legislation will be enacted, and if enacted, whether or how it will differ from the recently expired legislation. Unless and until new legislation is enacted extending the moratorium on the imposition of new taxes on Internet-based transactions, states are free to impose such taxes. The imposition of such taxes could impair the growth of electronic commerce and thereby adversely affect the growth of our business.

         We depend on continued improvements to our computer network and the infrastructure of the Internet.

         Any failure of our computer systems that causes interruption or slower response time of our web sites or services could result in a smaller number of users of our family of web sites or the web sites that we host for real estate professionals. If sustained or repeated, these performance issues could reduce the attractiveness of our web sites to consumers and our subscription products and services to real estate professionals, providers of real estate related products and services and other Internet advertisers. Increases in the volume of our web site traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic.

         The recent growth in Internet traffic has caused frequent periods of decreased performance. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

         Our internal network infrastructure could be disrupted. Our operations depend upon our ability to maintain and protect our computer systems, located at our corporate headquarters in Westlake Village, California and our other offices in Thousand Oaks, California; Milwaukee, Wisconsin; Phoenix, Arizona; San Jose, California; Westbury, New York, San Francisco, California, Orange, California, Anaheim, California, Wilton, Connecticut and Langhorne, Pennsylvania. Our facilities in California are currently subject to electrical blackouts as a result of a shortage of available electrical power. Although we have not experienced any material outages to date, we currently do not have a redundant system for our family of web sites and other services at an alternate site. Therefore, our systems are vulnerable to damage from break- ins, unauthorized access, vandalism, fire, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires, earthquakes and general business interruptions, the amount of coverage may not be adequate in any particular case.

         Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. Although we have not experienced any material security breaches to date, a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We do not currently have a fully redundant system for our family of web sites. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

         We could face liability for information on our web sites and for products and services sold over the Internet.

         We provide third-party content on our family of web sites, particularly real estate listings. We could be exposed to liability with respect to this third- party information. Persons might assert, among other things, that, by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those web sites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

         We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our family of web sites. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

         Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

         Our common stock price may continue to be volatile, which could result in substantial losses for individual stockholders.

         The market price for our common stock is likely to continue to be highly volatile and subject to wide fluctuations. Factors contributing to this volatility some of which are beyond our control:

          . actual or anticipated variations in our quarterly operating results;

          . announcements of significant corporate events such as acquisitions or litigation;

          . announcements of technological innovations or new products or services by us or our competitors;

          . changes in financial estimates by securities analysts;

          . conditions or trends in the Internet, technology and/or real estate and real estate-related industries; and

          . market prices for stocks of Internet companies and other companies whose businesses are heavily dependent on the Internet, which have generally proven to be highly volatile, particularly in recent quarters.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling stockholder under this prospectus.

                              SELLING STOCKHOLDERS

     The following table presents information with respect to Budget Group, Inc., and the shares of our common stock that it (including its transferees, donees, pledges or successors) may offer with this prospectus. Budget Group, Inc., a Delaware corporation, acquired its shares pursuant to the terms of the Amendment to Marketing Agreement, dated as of October 22, 2001, referred to as the Amendment to Marketing Agreement. As part of the Amendment to Marketing Agreement, Homestore.com issued 4,804,560 shares of common stock in exchange for the termination by Budget Group, Inc. of certain put rights on shares of common stock held pursuant to a Marketing Agreement dated March 6, 2000 by and between Homestore.com and Budget Group, Inc.

     In connection with our entering into the Amendment to Marketing Agreement, we also entered into a registration rights agreement with Budget Group, Inc., dated as of October 22, 2001 (the "Registration Rights Agreement"). We have prepared this prospectus and the related registration statement under the terms of the Registration Rights Agreement.

     The share information provided in the table below is based on information provided to us by Budget Group, Inc. on or about October 30, 2001. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act) as of that date. Budget Group, Inc. owns 5.2% of our outstanding common stock, based on 112,541,919 shares of our common stock outstanding as of September 30, 2001. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section, to the extent we are required by law to do so.

                                                     Number of                          Number of       Percent of
                                                     Shares            Percent of       Shares          Outstanding
                                                     Beneficially      Outstanding      Registered      Shares After
Name of Selling Stockholder                          Owned             Shares           For Sale        the Offering
--------------------------------------------------------------------------------------------------------------------

Budget Group, Inc.                                   5,889,831          5.2               4,804,560      5.0

    TOTALS .......................................   5,889,831          5.2               4,804,560      5.0



                              PLAN OF DISTRIBUTION

     The selling stockholder may use this prospectus to sell or otherwise distribute shares to the public. In addition, if counsel to Homestore.com reasonably determines that public resales of the shares by a transferee must be made pursuant to a prospectus, then the transferee may make sales pursuant to this prospectus as if the transferee was a selling stockholder. We will not receive any of the proceeds of the sales of these shares. Offers and sales of shares made with this prospectus must comply with the terms of the Registration Rights Agreement. The selling stockholder may also resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act of 1933, as amended (the Securities Act) provided they meet the criteria and conform to the requirements of one of these exemptions.

     Shares may be offered and sold directly by Budget Group, Inc. from time to time. Budget Group, Inc. could also transfer, pledge, contribute, distribute, devise or gift shares by other means and any person receiving shares directly from Budget Group, Inc. in such a transaction is also referred to in this prospectus as a "selling stockholder". Alternatively, the selling stockholder may from time to time offer shares through brokers, dealers or agents that may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act to the extent the selling stockholder may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act, and Rule 10b-5 under the Exchange Act.

     Prospectus delivery. Because the selling stockholder may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the shares is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

     . The name of the selling stockholder and of any participating underwriters, broker-dealers or agents;

     . The number shares being offered;

     . The price at which the shares were sold and other material terms of the offering;

     . Any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

     . That the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

     The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares.

     Manner of sales. The selling stockholder will act independently of Homestore.com in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or the over-the-counter market. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices or at other negotiated prices.

     The shares may be sold by the selling stockholder according to one or more of the following methods:

     . A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . Purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

     . Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . An exchange distribution under the rules of the exchange;

     . Face to face transactions between sellers and purchasers without a broker-dealer; and

     . By writing options.

     In addition, any of the shares covered by this prospectus which qualify for sale under the exemption from registration provided by Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     Volume limitations. Pursuant to the terms of the Registration Rights Agreement, the selling stockholder may not sell, in transactions reported on the NASDAQ consolidated system, (a) on any given day, more than the lesser of (i) three percent of the average daily trading volume for the Homestore.com common stock during the ten (10) business days prior to the date of any sale of shares or (ii) 125,000 shares, or (b) during any given calendar week, more than the lesser of (i) eight percent of the average weekly trading volume for the Homestore.com common stock during the calendar week preceding the week of any sale of shares or (ii) 500,000 shares. This limitation shall not apply to any sales of shares that are not reported on the NASDAQ consolidated system. However, if the selling stockholders wish to sell shares in transactions not reported on NASDAQ or to enter into any other sale or disposition of shares in transactions not so reported, then as a condition of such sale or disposition the purchaser, pledgee or other transferee must agree in writing to be bound by the restrictions set forth above with respect to limitations on transactions reported on the NASDAQ consolidated system.

     Hedging transactions. In addition, the selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. For example, these selling stockholders may:

     . enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with such selling stockholders;

     . sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

     . write call options, put options or other derivative instruments
       (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

     . enter into option transactions or other types of transactions that require such selling stockholders to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

     . loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

     These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

     Expenses associated with registration. We have agreed to pay the expenses of registering the shares under the Securities Act, including all registration, filing and qualification fees, and any legal, accounting or other professional fees or expenses which we incur. The selling stockholder will pay all brokerage commissions and similar selling expenses attributable to the sale of the shares.

     Indemnifications and contributions. In the Registration Rights Agreement, we and Budget Group, Inc. have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares.

     Suspension of this offering. Under the terms of the Registration Rights Agreement, we may suspend the use of this propectus for a reasonable period of time if we determine that sales of shares hereunder would interfere with any financing, acquisition, corporate reorganization or other material transactions involving Homestore.com or under certain other circumstances. If such a suspension occurs, we will file a prospectus supplement or post-effective amendment, if required.

                                  LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The financial statements of Homestore.com, Inc. and NetSelect, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Move.com Group incorporated in this prospectus by reference from Homestore.com, Inc.'s Current Report on Form 8-K/A (dated February 16, 2001 and filed on April 10, 2001) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus constitutes a part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or incorporated by reference into the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the addresses set forth below.

     Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Securities and Exchange Commission (the SEC). Reports, registration statements, proxy and information statements that we have filed can be inspected and copied at the reference facilities maintained by the SEC located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at a regional office located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents that we have filed with the SEC are incorporated into this prospectus by reference:

     . our annual report on Form 10-K for the fiscal year ended December 31, 2000;

     . our quarterly reports on Form 10-Q for the three month periods ended March 31, 2001 and June 30, 2001;

     . our registration statement on Form 8-A filed with the SEC on July 9, 1999;

     . our current reports on Form 8-K filed with the SEC on March 1, 2001, April 10, 2001, May 22, 2001, October 9, 2001, November 2, 2001, and
          current report on Form 8-K/A filed on April 10, 2001, pursuant to section 13(a) or 15(d) of the Exchange Act.

     . all other information that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in the prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Homestore.com, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362, Attention: Investor Relations, telephone: (805) 557-2300.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses to be paid by Homestore.com in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

        Securities and Exchange Commission registration fee...  $ 6,042
        Accounting fees and expenses..........................   30,000
        Legal fees and expenses...............................   20,000
        Printing and engraving expenses.......................    5,000
        Blue sky fees and expenses............................    5,000
        Transfer agent and registrar fees and expenses........    5,000
        Miscellaneous.........................................    5,000
                                                                  -----
            Total.............................................  $76,042

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     . for any breach of the director's duty of loyalty to the Registrant or its stockholders,

     . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; o under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or o for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

     . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

     . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law; o the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and o the rights conferred in the Bylaws are not exclusive.

     The Registrant has entered into Indemnification Agreements with its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     The Registrant maintains directors' and officers' liability insurance and has obtained a rider to such coverage for securities matters.

     See also the undertakings set out in response to Item 17.

     Reference is made to the following documents filed as exhibits to this Registration Statement or to Registrant's Annual Report on Form 10-K regarding relevant indemnification provisions described above and elsewhere herein:

  Exhibit Document                                                        Number
  ----------------                                                        ------
  Registrant's Amended and Restated Certificate of Incorporation.......   4.02
  Registrant's Bylaws..................................................   4.03
  NetSelect, Inc. Second Amended and Restated Stockholders Agreement...   4.02.1
  Form of Indemnity Agreement..........................................  10.01

Item 16. Exhibits and Financial Statement Schedules.

     The following exhibits are filed herewith:

  Number     Exhibit Title

    4.01     Form of Specimen Certificate for Registrant's common stock.(1)

    4.02     Registrant's Amended and Restated Certificate of Incorporation.(1)

    4.03     Registrant's Bylaws.(1)

    4.04 Registration Rights Agreement, by and between the Registrant and Budget Group, Inc., dated October 22, 2001.

    5.01 Opinion of Fenwick & West LLP regarding legality of the securities being registered.

   23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).

   23.02     Consent of PricewaterhouseCoopers LLP, independent accountants.

   23.03     Consent of Deloitte & Touche LLP, independent accountants.

   24.01     Power of Attorney (see page II-4).
---------------------
(1) Incorporated by reference herein to exhibits previously filed with the Registrant's Registration Statement on Form S-1 (File Number 333-79689).

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on November 2, 2001.

                                         Homestore.com, Inc.

                                         By:  /s/ Stuart H. Wolff
                                              ---------------------------------
                                                      Stuart H. Wolff
                                                 Chairman of the Board and
                                                  Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stuart H. Wolff, Ph.D. and Joseph J. Shew, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


            Signature                             Title                     Date
-------------------------------------    ------------------------     -----------------
Principal Executive Officer

/s/ Stuart H. Wolff                      Chairman of the Board,       November 2, 2001
-------------------------------------    Chief Executive Officer
Stuart H. Wolff                          and Director

Principal Financial Officer and
Principal Accounting Officer:

/s/  Joseph Shew                         Senior Vice President,       November 2, 2001
-------------------------------------    Chief Financial Officer
Joseph Shew                              and Assistant Secretary

Additional Directors:

/s/  Barbara T. Alexander                Director                     November 2, 2001
-------------------------------------
Barbara T. Alexander

/s/  Joe F. Hanauer                      Director                     November 2, 2001
-------------------------------------
Joe F. Hanauer

/s/  Kenneth K. Klein                    Director                     November 2, 2001
-------------------------------------
Kenneth K. Klein

/s/  Richard A. Smith                    Director                     November 2, 2001
-------------------------------------
Richard A. Smith

                                  EXHIBIT INDEX

    Number      Exhibit Title
    ------      -------------
     4.01       Form of Specimen Certificate for Registrant's common stock.(1)

     4.02       Registrant's Amended and Restated Certificate of Incorporation.(1)

     4.03       Registrant's Bylaws.(1)

     4.04       Registration Rights Agreement, by and between the Registrant and Budget Group, Inc., dated October 22, 2001.

     5.01       Opinion of Fenwick & West LLP regarding legality of the securities being registered.

    23.01       Consent of Fenwick & West LLP (included in Exhibit 5.01).

    23.02       Consent of PricewaterhouseCoopers LLP, independent accountants.

    23.03       Consent of Deloitte & Touche LLP, independent accountants.

    24.01       Power of Attorney (see page II-4).


(1) Incorporated by reference herein to exhibits previously filed with the Registrant's Registration Statement on Form S-1 (File Number 333-79689).